Exhibit 10.5

KAR Holdings II, LLC

c/o Kelso & Company, L.P.

320 Park Avenue, 24th Floor

New York, NY 10022

February 24, 2010

KAR Auction Services, Inc.

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

Attention: Individuals listed on Schedule A hereto

Ladies and Gentlemen:

Reference is hereby made to (i) the Shareholders Agreement (the “Shareholders Agreement”), dated as of April 20, 2007, by and among KAR Auction Services, Inc. (formerly known as KAR Holdings, Inc., the “Company”), KAR Holdings II, LLC (“KAR LLC”), and the Management Shareholders listed on Schedule A hereto (the “Management Shareholders”) and (ii) the termination letter (the “Termination Letter”), dated December 10, 2009, by and among the Company, KAR LLC and the Management Shareholders, pursuant to which the parties thereto agreed to terminate the Shareholders Agreement in its entirety, effective upon consummation of the initial public offering of shares of the Company’s common stock. Capitalized terms used in this letter agreement (this “Letter Agreement”) that are not otherwise defined herein shall have the respective meaning ascribed to such term on Schedule B attached hereto.

The purpose of this Letter Agreement is to provide the Management Shareholders with tag-along rights substantially similar to those they had under the Shareholders Agreement prior to the termination of such Shareholders Agreement. As a result, notwithstanding anything to the contrary contained in the Termination Letter, for good and valuable consideration, the sufficiency of which is hereby acknowledged, KAR LLC and the Management Shareholders hereby agree as follows:

1.

In the event that at any time (i) KAR LLC proposes to sell shares of Common Stock owned by it to any Person (a “Proposed Purchaser”), other than any Transfer (1) pursuant to a Registration or Rule 144, (2) to an Affiliate, or (3) to a Management Shareholder who is a member of KAR LLC in connection with a distribution to such member in accordance with the LLC Agreement or (ii) a Selling Investor Member (as defined in the LLC Agreement) proposes to transfer Units (as defined in the LLC Agreement) in KAR LLC such that a Management Shareholder (in its capacity as a Management Member (as defined in the LLC Agreement) under the LLC Agreement) would have tag-along rights under Section 12.9(b) of the LLC Agreement, then in the case of clause (i) or (ii) above,

KAR LLC will promptly provide each Management Shareholder written notice (a “Sale Notice”) of such proposed sale (a “Proposed Sale”) and the material terms of the Proposed Sale as of the date of the Sale Notice (the “Material Terms”), including the aggregate number of shares of Common Stock or Units, as applicable, the Proposed Purchaser is willing to purchase. If within 20 days of the delivery of the Sale Notice, KAR LLC receives a written request (a “Sale Request”) to include shares of Common Stock or Units, as applicable, in the Proposed Sale (i) held by one or more of the Management Shareholders or (ii) to be acquired pursuant to the exercise of either Exchange Options or options (to the extent then vested and exercisable) granted to a Management Shareholder under any Stock Incentive Plan in the Proposed Sale, the Common Stock or Units, as applicable, held or to be acquired by such Management Shareholders shall be so included as provided therein; provided, however, that any Sale Request shall be irrevocable unless (x) there shall be a material adverse change in the Material Terms or (y) otherwise mutually agreed to in writing by such Management Shareholders and KAR LLC. If within 20 days after the delivery of the Sale Notice, any Management Shareholder has not delivered a Sale Request to KAR LLC, such Management Shareholder will be deemed to have waived any and all rights with respect to, or to participate in, such Proposed Sale.

2.	Subject to Paragraph 7 below, the number of shares of Common Stock that any Management Shareholder will be permitted to include in a Proposed Sale on a pro rata basis pursuant to a Sale Request will be equal to (I) in the case of a sale of shares of Common Stock by KAR LLC pursuant to clause (i) of the first sentence of Paragraph 1 above, the product of (i) (A) the number of shares of Common Stock held by such Management Shareholder divided by (B) the number of shares of Common Stock held by KAR LLC and all Management Shareholders participating in such Proposed Sale and (ii) the aggregate number of shares of Common Stock proposed to be sold in such Proposed Sale or (II) in the case of a sale of Units by a Selling Investor Member pursuant to clause (ii) of the first sentence of Paragraph 1 above, such number of shares of Common Stock that, when combined with the shares of Common Stock underlying the number of Units (if any) to be sold in the Proposed Sale by such Management Shareholder, equals the product of (i) (A) the number of shares of Common Stock directly or indirectly held by such Management Shareholder divided by (B) the number of shares of Common Stock directly or indirectly held by all participants in such Proposed Sale and (ii) the aggregate number of shares of Common Stock underlying the Units proposed to be sold in the Proposed Sale.

3.

Subject to Paragraph 7 below, shares of Common Stock subject to a Sale Request (including any shares of Common Stock acquired pursuant to the exercise of Exchange Options that are subject to such Sale Request) will be included in a Proposed Sale pursuant hereto and to any agreement with the Proposed Purchaser relating thereto, on the same terms and subject to the same conditions applicable to the shares of Common Stock which KAR LLC proposes to sell (or, in the case of a sale of Units, Units which the Selling Investor Member proposes to sell) in the Proposed Sale. Such terms and conditions shall include, without limitation, (i) the sale consideration (which shall be reduced by the fees and expenses incurred by KAR LLC and the Company, to the extent applicable (or, in the case of a sale of Units, KAR LLC, the Selling Investor Members or other members of KAR LLC, as applicable) in connection with the Proposed Sale); provided, that in the case of a sale of Units by the Selling Investor Member, the sale consideration shall be the implied per share consideration with respect to shares underlying the Units proposed to be sold, and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that (x) any representations and warranties relating specifically to KAR LLC or any Management Shareholder shall only be made by KAR LLC or that Management Shareholder, (y) any indemnification provided by KAR LLC and the Management Shareholders (other than with respect to the representations referenced in the foregoing subsection (x)) shall be based on the number of shares of Common Stock being sold by each participant in the Proposed Sale (including any shares of Common Stock acquired pursuant to the exercise of options), either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the Proposed Purchaser (it being understood and agreed that the participants’ contributions to such escrow shall be on a pro-rata basis in accordance with the number of shares of Common Stock (including shares acquired pursuant to the exercise of options) plus the number of shares of Common Stock underlying the Units, if any, being sold in such Proposed Sale), it being understood and agreed that any such indemnification obligation of a participant shall in no event exceed the net proceeds of such participant from such Proposed Sale, and (z) if the participating Management Shareholders holding a majority of the Shares held by all of the participating Management Shareholders consent, the form of consideration to be received by KAR LLC (or, in the case of a sale of Units, the Selling Investor Member or any of its Affiliates or any other members of KAR LLC, as applicable) in connection with the Proposed Sale may be different from that received by the Management Shareholders (including, but not limited to, non-cash consideration) so long as the per share value of the consideration to be received by KAR LLC (which shall be reduced by the fees and expenses incurred by KAR LLC and the Company, to the extent applicable) (or implied per share value of the consideration to be received by the Selling Investor Member or any of its Affiliates, or any other members of KAR LLC, as applicable) is the same or less than that to be received by the Management Shareholders (as determined by the Board in good faith). Notwithstanding anything to the contrary, in determining the consideration received by KAR LLC (or the Selling Investor Member or any of its Affiliates, or any other members of KAR LLC, as applicable) pursuant to this Letter Agreement, any management, advisory or transaction fees payable to KAR LLC or any of its members or any of their Affiliates in connection with such Transfer shall not be included in determining the sale proceeds and will not be deemed consideration received by KAR LLC, the Selling Investor Member or any of its Affiliates, or any other members of KAR LLC, as applicable.

4.	Upon delivering a Sale Request, each Management Shareholder will, if requested by KAR LLC, execute and deliver a custody agreement and power of attorney in form and substance satisfactory to KAR LLC (a “Custody Agreement and Power of Attorney”) with respect to the shares of Common Stock which are to be included in the Proposed Sale pursuant to this Letter Agreement. The Custody Agreement and Power of Attorney will provide, among other things, that each such Management Shareholder will deliver to and deposit in custody with KAR LLC, named as the custodian and attorney-in-fact therein, a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint KAR LLC as such Management Shareholder’s agent and attorney-in-fact with full power and authority to act under a custody agreement and power of attorney on behalf of such Management Shareholder with respect to the matters specified therein.

5.	Upon delivering a Sale Request, each Management Shareholder agrees that he or she will execute such other agreements as KAR LLC (or the Selling Investor Member, as applicable) may reasonably request in connection with the consummation of a Proposed Sale and Sale Request and the transactions contemplated thereby, including, without limitation, any purchase, recapitalization or merger agreement, escrow agreement or other ancillary agreements, proxies, written consents in lieu of meetings or waivers of appraisal rights.

6.	Each Management Shareholder wishing to include shares of Common Stock that are acquirable pursuant to the exercise of Exchange Options in a Proposed Sale must include with such Management Shareholder’s Sale Request an irrevocable commitment to exercise such Exchange Options, subject only to closing of such Proposed Sale.

7.

Notwithstanding anything to the contrary, if in any Proposed Sale of Units, the Selling Investor Member is informed that the Proposed Purchaser in good faith is not willing to proceed with such sale if shares of Common Stock held by any Management Shareholder are included in such sale (by virtue of the tag along rights specified herein), then the Selling Investor

Member shall be permitted to proceed with such sale (to the full extent of such Proposed Sale with respect to its Units) without including any such shares of Common Stock, and the Management Shareholders shall not have tag along rights with respect to shares of Common Stock in such Proposed Sale; provided, that in any such Proposed Sale by the Selling Investor Member of Units in which shares of Common Stock have been excluded at the request of the Proposed Purchaser, the Management Shareholders shall have the right (if and to the extent the Selling Investor Member so agrees) to include in such Proposed Sale (in lieu of shares of Common Stock that would otherwise be includable by virtue of the tag along rights hereunder) an applicable portion of their Units (as determined in good faith by the Selling Investor Member) up to such amount as would be necessary to put such Management Shareholder in the same direct and indirect ownership position with respect to the Company as if such Management Shareholder were permitted to include shares of Common Stock in such Proposed Sale.

8.	This Letter Agreement contains the entire agreement between the parties hereto with respect to the matters contained herein and supersedes and replaces any prior agreement between the parties with respect to the matters set forth in this Letter Agreement.

9.	This Letter Agreement may be executed in any number of counterparts and any such counterparts may be transmitted by facsimile transmission, and each of such counterparts, whether an original or a facsimile of an original, shall be deemed to be an original and all of such counterparts together shall constitute a single agreement.

10.	This Letter Agreement shall be governed by the laws of the State of New York.

11.	This Letter Agreement may be amended, modified or supplemented with the written consent of KAR LLC and the written consent of a majority (by number of shares of Common Stock at the time of such amendment, modification or supplement) of the Management Shareholders; provided, however, to the extent (and only to the extent) any particular Management Shareholder would be uniquely and adversely affected by such amendment, modification or supplement, the written consent of such Management Shareholder shall also be required. KAR LLC shall notify all Management Shareholders promptly after any such amendment, modification or supplement shall have taken effect.

12.	Except as otherwise expressly provided herein, this Letter Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.

13.	All notices, requests, demands, waivers and other communications required or permitted to be given under this Letter Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to KAR LLC, to:

KAR Holdings II, LLC

c/o Kelso & Company, L.P.

320 Park Avenue

24th Floor

New York, NY 10022

Attention: James J. Connors II, Esq.

Tel: (212) 751-3939

Fax: (212) 223-2379

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Lou R. Kling

Tel: (212) 735-3000

Fax: (917) 777-2770

If to a Management Shareholder, unless otherwise specified by such Management Shareholder, to his or her attention at:

c/o Insurance Auto Auctions, Inc.

2 Westbrook Corporate Center, Suite 500

Westchester, Illinois 60154

Tel: (708) 492-7000

Fax: (708) 492-7078

with a copy (which shall not constitute notice) to:

Schiff Hardin LLP

6600 Sears Tower

Chicago, Illinois 60606

Attention: Stephen J. Dragich

Tel: (312) 258-5962

Fax: (312) 258-5600

All such notices, requests, demands, waivers and other communications shall be deemed to have been received by (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered; provided that such delivery is confirmed.

[Remainder of Page Intentionally Left Blank]

If you are in agreement with the foregoing, kindly so indicate by signing a counterpart of this letter, whereupon it will become a binding agreement between us.

Very truly yours,

KAR HOLDINGS II, LLC

By:	/s/ James J. Connors, II
Name:	James J. Connors, II
Title:	Vice President

ACKNOWLEDGED AND AGREED:

/s/ Thomas C. O’Brien	/s/ Donald J. Hermanek
Thomas C. O’Brien	Donald J. Hermanek

/s/ Scott P. Pettit	/s/ John W. Kett
Scott P. Pettit	John W. Kett

/s/ David R. Montgomery	/s/ John R. Nordin
David R. Montgomery	John R. Nordin

/s/ Sidney L. Kerley
Sidney L. Kerley

Schedule A

Management Shareholders

Thomas C. O’Brien

Scott P. Pettit

David R. Montgomery

Donald J. Hermanek

John W. Kett

John R. Nordin

Sidney L. Kerley

Schedule B

Defined Terms

As used in this Letter Agreement, the following terms shall have the meanings ascribed to them below:

Affiliate: with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Board: the board of directors of the Company.

Common Stock: the Common Stock of the Company, par value $.01 per share (which shall include, for the avoidance of doubt, Rollover Shares) or any other securities of the Company or any other Person issued with respect to such Common Stock by way of a conversion, exchange, replacement, stock dividend or stock split or other distribution in connection with a combination of shares, conversion exchange, replacement, recapitalization, merger, consolidation or other reorganization or otherwise.

Conversion Agreements: the Conversion Agreements, each dated as of April 20, 2007, between the Company and each of the Management Shareholders, as the same may be amended, modified, supplemented or restated from time to time.

Exchange Options: any options to purchase shares of Common Stock that were acquired by a Management Shareholder pursuant to a Conversion Agreement.

LLC Agreement: the Limited Liability Company Agreement of KAR Holdings II LLC, dated as of April 20, 2007, as the same may be amended, modified, supplemented or restated from time to time.

Person: an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Registration: the closing of a public offering pursuant to an effective registration statement under the Securities Act.

Rollover Shares: any shares of Common Stock that were acquired by a Management Shareholder pursuant to a Conversion Agreement and/or the exercise of Exchange Options.

Rule 144: Rule 144 promulgated under the Securities Act.

Securities Act: the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder which shall be in effect at the time.

Shares: any shares of Common Stock or Exchange Options.

Stock Incentive Plan: the KAR Holdings Conversion Option Plan, adopted by the Company’s Board on April 20, 2007, as amended from time to time, and any other stock incentive plan that may be adopted by the Board from time to time.

Transfer: any direct or indirect sale, assignment, mortgage, transfer, gift, pledge or other form of disposal, including by operation of law.

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